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                                                                    EXHIBIT 3.15

                                                           STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 03:00 PM 08/01/2001
                                                          010375089 - 3421075

                          CERTIFICATE OF INCORPORATION
                                       OF
                          AHS LOUISIANA HOSPITALS, INC.

         FIRST: The name of the corporation is AHS Louisiana Hospitals, Inc. (the "Corporation").

         SECOND: The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of the Corporation's registered agent at such address is Corporation Service Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH; The Company shall have authority to issue 1,000 shares of Common Stock, $.01 par value.

         FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

                                   Stephen T. Braun, Esq.
                                   Greenebaum Doll & McDonald PLLC
                                   700 Two American Center
                                   3102 West End Avenue
                                   Nashville, Tennessee 37201-1304

         SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation in whole or in part.

         SEVENTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation; and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other person whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

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         EIGHTH: Meetings of stockholders may be held within or outside of the
State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

         NINTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of the State of Delaware, or (4) for any transaction from which the director derived an improper personal benefit.

         TENTH: The Corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation), by reason of such person acting as a director or officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that such person is or was an employee of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that such officer or director is not entitled to be indemnified. The right to indemnification and advancement of expenses on the condition specified herein conferred by this Article shall be deemed to be a contract between the Corporation and each person referred to herein.

         ELEVENTH: No amendment to or repeal of Article NINTH or TENTH of this Certificate of Incorporation shall apply to or have any effect on the rights of any individual referred to in Article NINTH or TENTH for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

         IN WITNESS WHEREOF, the undersigned, being the incorporator hereinabove named, has caused this Certificate of Incorporation to be signed on August
1, 2001.

                                            /s/ Stephen T. Braun
                                            ----------------------------------
                                            Stephen T. Braun, Incorporator